EXHIBIT 99.1

Chris Henson Joins Hooker Furnishings Corp. Board of Directors

MARTINSVILLE, Va., Oct. 17, 2022 (GLOBE NEWSWIRE) -- Chris Henson, a senior executive who helped BB&T Corp. grow from a small North Carolina regional bank to the 8th largest US bank in 2019, is joining the Board of Directors of Hooker Furnishings Corp. (NASDAQ – GS:HOFT).

Christopher L. Henson

Henson, who began with BB&T in 1985, rose to progressively higher executive positions including City Executive, Regional President, State President, Chief Financial Officer, and Chief Operating Officer before being promoted to President and Chief Operating Officer from 2016 – 2019. After BB&T merged with SunTrust to become Truist Bank, Henson served as Head of Banking & Insurance from 2019 to 2021 until his recent retirement.

“Chris is known as a collaborative leader consistently focused on growing people and building a values-based, purpose-driven culture,” said Henry Williamson, Chairman of the Board at Hooker Furnishings. Williamson and Henson served together in senior management roles at BB&T for over 20 years. “Chris was a beloved and respected executive by the people working with and for him,” Williamson said. “His philosophy has always been that employees deliver outstanding service to customers when they feel cared for.”

Henson is a leader with a proven track record, Williamson said. “Chris is very focused on the continued development of people and organizations. His extensive experience in a wide variety of leadership roles will add value to our Board of Directors.”

“It is a great honor to join the Board of Hooker Furnishings, a company with nearly a century of success driven by strong values and a compelling employee and customer-focused culture,” Henson said. “I enjoyed helping BB&T grow while maintaining its strong culture, and I see a lot of opportunities for growth at Hooker Furnishings,” he said.

Henson, a resident of Lewisville, NC, is a graduate of High Point University, the University of North Carolina at Chapel Hill Young Executive Institute and Duke University’s Advanced Management Program.

Based in Martinsville, Va, Hooker Furnishings Corporation, in its 98th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture, and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture and outdoor furniture. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furnishings divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Pulaski Upholstery, stationary and motion upholstery collections available in fabric and leather covering the complete design spectrum at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. The Sunset West division is a designer and manufacturer of comfortable, stylish and high-quality outdoor furniture. Hooker Furnishings Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C., Las Vegas, N.V., and Ho Chi Minh City, Vietnam. The company operates distribution centers in North Carolina, Virginia, Georgia, California, China and Vietnam. Please visit our websites hookerfurnishings.com, hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com, slh-co.com, and sunsetwestusa.com. The company’s stock is listed on the Nasdaq Global Select Market under the symbol HOFT.

For more information, contact Paul A. Huckfeldt, senior vice president -finance & accounting & chief financial officer, phuckfeldt@hookerfurnishings.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/5330a156-7acb-4c1d-be81-a69d6bbcc033